Exhibit 99.1

Balchem Corporation Announces First Quarter 2013 Results

New Hampton, NY, May 3, 2013 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended March 31, 2013.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2013	2012
	Unaudited
Net sales	$84,651	$76,203
Gross margin	24,232	21,158
Operating expenses	8,367	7,483
Earnings from operations	15,865	13,675
Other expense (income)	2	(13)
Earnings before income tax expense	15,863	13,688
Income tax expense	4,975	4,420
Net earnings	$10,888	$9,268

Diluted net earnings per common share	$0.36	$0.31

Shares used in the calculation of diluted net earnings per common share	30,622	30,334

Record Quarterly Sales & Net Earnings

For the quarter ended March 31, 2013, the company achieved record quarterly net sales of $84.7 million, which is an increase of approximately 11% above the $76.2 million result of the prior year comparative quarter. Record quarterly net earnings were achieved of $10.9 million, an increase of $1.6 million, or 17.5% as compared with the same period last year. The $10.9 million generated diluted net earnings of $0.36 per common share versus $0.31 per common share for the prior year comparable period, an increase of 16.1%.

In this first quarter of 2013, the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized record sales of $60.9 million, an increase of 14.4%, or $7.7 million over the prior year comparable quarter. Our global feed grade choline product sales were up 8.4%, particularly from our North American customer base, over the prior year quarter. Choline volumes sold, which track closely with broiler chick placements and egg sets, were slightly higher in North America in the first quarter due to an increase in numbers of birds and their average weight. The current USDA forecast for broiler meat production continues to forecast modest growth for 2013; however, such improvement is dependent on more normal crop and grain growing conditions resulting in steady or declining feed prices for broilers.

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The ANH specialty ingredients sector, largely targeted to the ruminant animal markets, realized approximately 8.7% sales growth from the prior year comparable quarter. However, the comparative results in this sector were considerably stronger than the 8.7% suggests, as our results were adversely impacted by the previously announced suspension of sales of AminoShure®-L, 52% lysine, which were realized in Q1 2012. Sequentially, sales of non-AminoShure products were up 19.7% in the quarter, led by strong volume growth of ReaShure® and NitroShure™. Dairy economics continue to support strong demand for our products despite the challenges of production animal feed/ration prices. The U.S. dairy industry is poised to capitalize on rising export demand due to tighter than expected worldwide milk supplies. Milk prices are currently forecasted to remain strong, and expectations of moderating feed prices along with strong export opportunities are all positive indicators that should support greater utilization of our products as nutritionists and herd managers look to continue to maximize results of production animals. Our new manufacturing facility in Virginia is on-line and supporting our growth in this market.

Sales of industrial grade products realized significant growth from the prior year comparable quarter, particularly due to volume, comprising approximately 32% of the sales in this segment for the quarter, up from 29% in the prior year comparable quarter. This improvement came principally from sales of various choline and choline derivatives for industrial applications, notably from natural gas fracking.

Earnings from operations for the entire ANH segment increased approximately 36% to a new quarterly record of $8.4 million as compared to $6.2 million in the prior year comparable quarter. This quarterly earnings result particularly reflects favorable operating efficiencies due to an overall 13% volume improvement in sales and lower costs of certain petro-chemical commodities used to manufacture choline and derivatives. We continue to monitor raw material prices, which did rise on a sequential basis, and seek to adjust prices within contractual guidelines.

The ARC Specialty Products (“ARC”) segment generated record Q1 sales of $12.8 million, an increase of 4.3% from the comparable prior year quarter. This increase was principally the result of strong sales of propylene oxide for synthesis and nutmeat fumigation and solid sales of Ethylene Oxide for medical device sterilization. Earnings from operations for this segment, at $4.9 million, improved 3.8% from the prior year comparable quarter due to efficiencies from increased volumes.

Sales of the Food, Pharma & Nutrition (“FPN”) segment were $11.0 million, an increase of 2.5% from the comparable prior year quarter. The domestic food sector sales were up approximately 10.5% this quarter, as we saw growth of encapsulated ingredients for baking and prepared food markets. We also realized strong double-digit growth in sales of our VitaShure® products for nutritional enhancement, including sustained release amino acid products for sports performance products. We did realize a modest decline in our human choline sector, from the prior year quarter, but this was still an 8% sequential quarterly increase. Earnings from operations for this segment, however, declined 7.5% to $2.5 million, versus $2.7 million in the prior year comparable quarter, largely due to increases in costs of certain key raw materials for our human choline products.

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Consolidated gross margin for the quarter ended March 31, 2013 improved 14.5% to $24.2 million, as compared to $21.2 million for the prior year comparable period. Gross margin percentage improved to 28.6% of sales as compared to 27.8% in the prior year comparative period, principally due to an overall 12% volume increase. Operating (Selling, R&D, and General and Administrative) expenses at $8.4 million were up approximately 11.8% from the prior year comparable quarter principally due to an increase of employee headcount and higher consulting and professional fees.  Our effective tax rate for the three months ended March 31, 2013 and 2012 was 31.4% and 32.3%, respectively. This decrease in the effective tax rate is primarily attributable to the timing of certain tax credits.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls contribute strongly to the business performance. The $195.6 million of net working capital on March 31, 2013 included a cash balance of $149 million, up from $145 million at December 31, 2012, and reflects $3.4 million of capital expense funding, predominantly for the new Virginia site.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “These double-digit growth achievements are a reflection of strong underlying focus on generating sales growth from our core business segments. Our diversified portfolio, as noted previously, will generate certain quarterly fluctuations in any particular segment. Softness in our FPN human choline, and the noted negative effect of the decline of AminoShure products in the ANH Specialties, were offset by steady growth in ARC, double-digit growth in the other ANH Specialties, and industrial grade products. Staying focused on mega market trends and near-term actions by our customers is critically important during these economically challenging times. Targeted development efforts of new products and global prospects continue, as reflected in increased operating expenses. The new production facility in Virginia has improved our supply chain capabilities, allowing us to deliver cost competitive solutions to our customers. Our balance sheet has continued to strengthen and we continue to seek out strategic acquisitions or partnership ventures to complement the noted organic growth.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, May 3, 2013 at 11 AM Eastern Time (ET) to review first quarter 2013 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, May 17, 2013. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #412819.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2012. Forward-

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looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

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Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended
	March 31,
	2013	2012
ARC Specialty Products	$12,780	$12,257
Food, Pharma & Nutrition	11,008	10,737
Animal Nutrition & Health	60,863	53,209
Total	$84,651	$76,203

Business Segment Earnings:
	Three Months Ended
	March 31,
	2013	2012
ARC Specialty Products	$4,909	$4,729
Food, Pharma & Nutrition	2,507	2,709
Animal Nutrition & Health	8,449	6,237
Other expense (income)	2	(13)
Total	$15,863	$13,688

Selected Balance Sheet Items
	March 31,	December 31,
	2013	2012

Cash and Cash Equivalents	$149,090	$144,737
Accounts Receivable	45,678	41,999
Inventories	23,805	20,693
Other Current Assets	3,363	4,480
Total Current Assets	221,936	211,909

Property, Plant, & Equipment (net)	54,181	52,725
Other Assets	46,946	47,911
Total Assets	$323,063	$312,545

Current Liabilities	$26,366	$30,234
Long-Term Obligations	8,626	9,299
Total Liabilities	34,992	39,533

Stockholders' Equity	288,071	273,012

Total Liabilities and Stockholders' Equity	$323,063	$312,545

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BALCHEM CORPORATION
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Cash flows from operating activities:
Net earnings	$10,888	$9,268

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,621	2,420
Stock compensation expense	1,076	974
Shares issued under employee benefit plans	-	197
Deferred income tax expense	(623)	(354)
Foreign currency transaction loss (gain)	48	(59)
Changes in assets and liabilities
Accounts receivable	(3,983)	(3,249)
Inventories	(3,260)	(1,315)
Prepaid expenses and other current assets	782	290
Accounts payable and accrued expenses	(3,715)	(362)
Income taxes	550	4,776
Other	(31)	69
Net cash provided by operating activities	4,353	12,655

Cash flows from investing activities:
Capital expenditures	(3,400)	(1,401)
Intangible assets acquired	(33)	-
Net cash used in investing activities	(3,433)	(1,401)

Cash flows from financing activities:
Proceeds from long-term debt	-	178
Principal payments on long-term debt	-	(351)
Repayments of short-term obligations	(89)	-
Proceeds from stock options exercised	2,097	504
Excess tax benefits from stock compensation	1,491	1,086
Dividends paid	-	(5,237)
Purchase of treasury stock	(27)	(964)
Net cash provided by (used in) financing activities	3,472	(4,784)

Effect of exchange rate changes on cash	(39)	40

Increase in cash and cash equivalents	4,353	6,510

Cash and cash equivalents beginning of period	144,737	114,781
Cash and cash equivalents end of period	$149,090	$121,291